Exhibit (d)(10)

Amended Schedule A

Dated November 1, 2015

to the

Investment Sub-Advisory Agreement

Dated March 14, 2011

between

AdvisorShares Investments, LLC

and

American Retirement Planners II, Inc.

ADVISORSHARES TRUST

AdvisorShares Meidell Tactical Advantage ETF

AdvisorShares Market Adaptive Unconstrained Income ETF

Agreed and Accepted:

AdvisorShares Investments, LLC	American Retirement Planners II, Inc.

By: /s/ Dan Ahrens	By: /s/ Laif E. Meidell
Dan Ahrens	Laif E. Meidell
Managing Director	President

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